The P65Oncofetal Protein as a Novel Tumor Marker in Detection of
                                Breast, Prostrate and Other Cancers  CSU 5-s6904



                                 Amendment No. 1
                               Research Agreement
                                     between
         The Board of Governors of the Colorado State University System
                 acting by and through Colorado State University
                                       and
                                Xpention Genetics

     This Amendment is made and entered into by and between Xpention Genetics hereinafter referred to as the SPONSOR, and the Board of Governors of the Colorado State University System, acting by and through Colorado State University, hereinafter referred to as UNIVERSITY.

NOW THEREFORE,
The  parties  mutually  agree  to  the  following  revisions  to  this  Research
Agreement:

Article 1 - Scope of Work The University agrees to perform for the Sponsor the additional research described in the Scope of Work, Exhibit A1 attached hereto and incorporated by this reference, under the direction and supervision of the Principal Investigator, Dr. Susan Lana, in accordance with any service milestones or periodic deliverables specified on Scope of Work Attachment.

Article  2 - Term
This Agreement is extended to November 1, 2006

Article 3 - Payment The Sponsor agrees to pay the University for research performed under this Agreement in a fixed price amount as set forth in the Budget Attachment, Exhibit B1 attached hereto and incorporated by reference. The University reserves the right to reallocate funds between approved budget categories. Payment will be made in accordance with the schedule provided below:

         Fifty percent (50%) ($7,665) upon acceptance of agreement; Forty percent (40%)($6,132) mid-way through project (date: May 1, 2006); Ten percent (10%) ($1,533) upon submission of final report.

All other terms and conditions of this agreement remain the same.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth herein by their duly authorized representatives.

The Board of Governors of the               Xpention Genetics
Colorado State University System,
acting by and through Colorado
State University

/s/ Lynn ????                               /s/ David Kittrell
------------------------------------        ------------------------------------


Director, ??? Programs       11/2/05        President                   10/26/05
------------------------------------        ------------------------------------
Title                         Date          Title                         Date

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                                                                      EXHIBIT A1

                             Description of Project


Specific Aims


Aim of this project is the development of a molecular test for early detection of cancer in dogs. This test will target a genetic marker which levels are greatly increased in the early stages of cancer development. Using "Real Time Fluorogenic PCR (F-PCR)"technology, this test will accurately measure level of " P65 gene expression" during the different clinical stages of cancer development. By comparing levels of P65 before, during and after therapy it will be possible to determine 1) rate of response to cancer treatment 2) prognosis outlook. Several studies using other genetic markers have shown that these two parameters are of paramount importance in deciding whether a specific chemotherapy protocol should be continue or terminate because a poor long term outlook.


Technology Background

"Real Time Fluorogenic PCR" assay for P65

Previous studies performed in canine lymph sarcoma showed that during early stages of tumor development level of P65 in the blood of affected animals increases up to 50 folds. These studies also showed that during the course of chemotherapy levels of P65 return to normal if the animal successfully responds to the treatment. Techniques used during these studies are based on the use of immunological assays. Several limitation exist when such techniques are employed: 1) low sensitivity in detecting P65 levels; 2) lack of correlation between the presence of antibodies in serum and stages of tumor progression; 3) antibodies are detected at a later stage of tumor progression when compare to changes in genetic levels of the target gene. F- PCR overcomes the above limitations making it possible to perform much earlier diagnosis of cancer.
F-PCR  is the  most  sensitive  technology  available  to  date  to  detect  and quantitate genetic levels in a variety of tissues. F-PCR will be employed to develop a clinical assay for P65 detection in blood cells of dogs lymphosarcoma and other type of cancer. This is the first cancer test that will be able to detect the presence of a genetic cancer marker in circulating cells rather than tissues. The implications of this approach are of paramount importance:1) eliminates the need of invasive procedures such biopsies or explorative surgery;2) allows more frequent assay screenings cutting waiting time; 3) reduces diagnostics errors often present when histopathology is performed; 4) allows correct correlation between tumor stage and chemotherapy response and 5) allows faster determination of rate of success to chemotherapy.

Assay Development

We anticipate a 12 month period in order to complete the development of the P65 molecular assay for detection of cancer in dogs. Listed below is a description of the developmental phases



Phase I

- Development of RNA extraction protocol from canine blood samples
- Designing of the P65 oligonucleotides primers and FAM probe

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- Designing of GAPDH oligonucleotides primers and VIC probe

Phase II

- Endogenous control calibration
- Baseline determination of P65 expression
- Delta Ct correlation


Phase III

- Multiplex assay development



Phase IV

- Assay validation


Scope of work to be completed by Animal Cancer Center, Colorado State University under the supervision of Dr Susan Lana. Blood samples will be obtained from 60 canine patients with cancer at the time of initial diagnosis. Informed consent will be obtained from each pet owner as well as ACUC approval. A variety of tumor types will be represented as agreed upon with the sponsor. Samples will be collected into specified tubes (provided by the sponsor) for RNA preservation and will be processed according to procedures provided. Samples will be frozen and stored and sent in batches to the sponsor. The time required to complete this portion of the project is dependant on the clinical case load and the tumors types selected by the sponsor. It is anticipated 6 to 10 months will be required.

Budget justification
Attached (appendix 1) is a budget for 60 samples based on a per sample charge. This charge includes supplies, personnel, and other costs associated with blood collection, processing and storage.

                                                                      EXHIBIT B1

Budget for molecular detection of p65 in canine blood samples

Sample cost
         $175 per sample, 60 samples requested                         $10,500

Indirect cost
         Non clinical trial rate at CSU 46%                            $4830

Total                                                                  $15,330